Exhibit 99.1

PRESS RELEASE

For more information, contact:

Hooker Furniture Corporation

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Director of Marketing Communications

Phone: (336) 454-7088

For immediate release: January 18, 2005

Hooker Furniture’s 2004 Net Income Up 24%; Sales Up 12%

Fourth Quarter Net Income Up 51%; Sales Up 15%

Martinsville, Va.: Hooker Furniture Corporation (Nasdaq-SCM: HOFT) today reported record net sales and earnings for 2004. Net sales of $345.9 million for the year ended November 30, 2004, increased 12.0% from $309.0 million in 2003. For the fourth quarter of 2004, net sales of $91.9 million increased 15.4% from $79.7 million in the 2003 fourth quarter, marking the 12th consecutive quarter of increased sales compared with the same prior year periods.

Net income for 2004 of $18.2 million or $1.56 per share, increased 23.8% compared to 2003 net income of $14.7 million or $1.28 per share. Fourth quarter 2004 net income of $5.4 million or $0.46 per share, increased 51.5% from $3.6 million or $0.31 per share, when compared to the prior year period.

“We are extremely pleased with our sales and profitability performance for the fourth quarter and the 2004 fiscal year,” said Paul B. Toms Jr., chairman and chief executive officer. “We’re gratified that we were able to deliver a record year despite significant expenses such as restructuring costs associated with our Maiden, N.C. plant, which closed in October, and additional expenses incurred to comply with corporate governance mandates brought about by the Sarbanes-Oxley Act.”

Improvement in net sales, net income and profitability as a percentage of net sales in the 2004 quarterly and annual periods was principally driven by higher unit volume and improved gross profit margins. While Hooker is pleased with its 23.8% increase in net income for the year and 51.5% increase for the quarter, “We believe there are ample opportunities to improve earnings in 2005 by continuing to grow our imported furniture and Bradington-Young lines. In addition, we expect to operate our domestic wood furniture plants closer to capacity, which should contribute to a more efficient cost structure for these factories,” Toms said.

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Hooker Furniture Corporation – Press Release

January 18, 2005

Sales increases for 2004 can be attributed to unit volume growth in Hooker’s imported wood and metal furniture and Bradington-Young’s upholstered furniture, partially offset by decreased shipments of domestically produced wood furniture. Annual 2004 net sales by product category were as follows:

•	Imported wood and metal furniture sales grew to $185.4 million, an increase of 24.7% compared to $148.7 million in 2003. This category increased to 53.6% of total sales in 2004 from 48.1% in the prior year.

•	Domestic wood furniture sales dropped to $103.0 million, a decline of 11.3% compared to $116.1 million in 2003. This category decreased to 29.8% of total sales in 2004 compared to 37.6% in 2003.

•	Upholstered furniture sales grew to $57.5 million, compared to $44.2 million during the eleven months following Bradington-Young’s acquisition by the Company at the beginning of January 2003. Upholstery sales increased to 16.6% of total sales in 2004 from 14.3% in 2003.

Commenting on the double-digit sales increase for Hooker’s Bradington-Young operations, Toms said, “This year, Bradington-Young began to attain the revenue level we envisioned when we acquired that business. We attribute this year’s growth principally to an expanded sales organization and a broader product line.” While the Company has provided a four-fold increase in the number of professional sales representatives selling this line, sales growth has exceeded the growth rate in selling, distribution and administrative expenses. Consequently, these expenses have declined as a percentage of upholstery sales.

Operating income increased 55.5% to $9.6 million, or 10.5% of net sales, in the 2004 fourth quarter compared to $6.2 million, or 7.8% of net sales, in the 2003 quarterly period. For fiscal 2004, operating income improved 21.0% to $31.2 million, or 9.0% of net sales, compared with $25.8 million, or 8.3% of net sales, in 2003.

The improvement in operating income as a percentage of net sales for the 2004 periods compared to the 2003 periods is primarily attributed to:

•	higher gross margin resulting from the increased proportion of higher margin imported and upholstered furniture shipments,

•	improved gross margin for imported wood and metal furniture and

•	lower domestic wood furniture production costs as a percentage of sales resulting from steps taken to more closely align production capacity with demand.

For fiscal 2004, selling and administrative expenses increased as a percent of net sales principally due to costs incurred to comply with the new regulatory mandates initiated by the Sarbanes-Oxley Act of 2002. The Company expects these compliance costs to decline during fiscal 2005. As a percent of sales, selling and administrative costs declined slightly for the 2004 fourth quarter versus the prior year period through the effect of higher sales.

Profitability for both 2004 and 2003 was impacted by restructuring charges related to plant closings. In 2004, the Company recorded a $1.6 million pretax ($1.0 million after tax or $0.09 per share) restructuring and related asset impairment charge principally related to the October 2004 closing of the Company’s Maiden, N.C. wood furniture manufacturing facility. In 2003, the Company recorded a $1.5 million pretax ($911,000 after tax or $0.08 per share) restructuring and related asset impairment charge related to the August 2003 closing of the Company’s Kernersville, N.C. wood furniture plant.

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Hooker Furniture Corporation – Press Release

January 18, 2005

In the 2004 fourth quarter, in connection with the Maiden plant shutdown, the Company recorded a $369,000 pretax ($229,000 after tax or $0.02 per share) restructuring credit consisting of a $599,000 reduction in the asset impairment charge recorded in the 2004 third quarter, partially offset by costs of $230,000 incurred to prepare the real property for sale. The Company reduced the asset impairment charge principally based on a definitive purchase agreement it entered into during the fourth quarter to sell substantially all of the Maiden facility’s machinery and equipment. That sale occurred in December 2004.

The Company also entered into a definitive purchase agreement during the 2004 fourth quarter to sell the Maiden real property. That sale closed on January 14, 2005. In the 2005 first quarter, the Company expects to record an additional $70,000 to $100,000 for costs incurred in finalizing preparation of the Maiden real property for sale.

Hooker expects to reduce production costs by $2.0 to $2.5 million annually with the closing of the Maiden plant. Toms said, “Now that production capacity and overhead are better aligned with demand for domestically produced wood furniture, we have been able to increase work schedules at our three remaining wood furniture plants. Operating these three plants closer to capacity should reduce overhead costs as a percentage of sales for domestically produced wood furniture.”

Hooker is optimistic for the first quarter of 2005, projecting a 4%-7% sales increase for the period. “Going into the year, we see more positives than negatives in the economy. We saw a solid rebound at retail during November after an erratic September and October,” Toms said. “We believe we can sustain our momentum into 2005, and are in a good position to capitalize on improving business because of our strong product line and inventory levels, both in our U.S. and affiliated Asian warehouses.”

Ranked among the nation’s top 10 publicly traded furniture producers based on 2003 furniture shipments to purchasers in the U.S., Hooker Furniture is an 80-year old manufacturer and importer of entertainment and wall systems, home office, dining, bedroom, accent, occasional and upholstered leather furniture with approximately 1,690 employees. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed in multiple locations throughout North America. The Company currently operates seven manufacturing facilities, two supply plants, a distribution center and other warehouse facilities in Virginia and North Carolina. The Company also utilizes a warehouse located in China that is owned and operated by third parties. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed at $22.04 on January 14, 2005. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: domestic and international competition in the furniture industry and growing price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change, and risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber, and environmental matters; supply and transportation disruptions or delays affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

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Hooker Furniture Corporation - Press Release

January 18, 2005

TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2004	2003	2004	2003
Net sales	$91,923	$79,665	$345,944	$309,005
Cost of sales	65,484	58,380	250,467	226,880

Gross profit	26,439	21,285	95,477	82,125
Selling and administrative expenses	17,170	15,087	62,707	54,903
Restructuring charges (credit) (a) (b)	(369)		1,604	1,470

Operating income	9,638	6,198	31,166	25,752
Other income (expense), net	132	(72)	627	286

Income before interest and income taxes	9,770	6,126	31,793	26,038
Interest expense	419	648	1,869	2,638

Income before income taxes	9,351	5,478	29,924	23,400
Income taxes	3,904	1,882	11,720	8,690

Net income	$5,447	$3,596	$18,204	$14,710

Earnings per share:
Basic and diluted	$0.46	$0.31	$1.56	$1.28

Weighted average shares outstanding	11,723	11,553	11,669	11,474

(a)	In 2004, the Company recorded a $1.6 million pretax ($1.0 million after tax or $0.09 per share) restructuring and related asset impairment charge principally related to the October 2004 closing of the Company’s Maiden, N.C. wood furniture manufacturing facility. In the 2004 fourth quarter, in connection with the Maiden plant shutdown, the Company recorded a $369,000 pretax ($229,000 after tax or $0.02 per share) restructuring credit consisting of a $599,000 reduction in the asset impairment charge recorded in the 2004 third quarter, partially offset by costs of $230,000 incurred to prepare the real property for sale.
(b)	In 2003, the Company recorded a $1.5 million pretax ($911,000 after tax or $0.08 per share) restructuring and related asset impairment charge related to the August 2003 closing of the Company’s Kernersville, N.C. wood furniture plant.

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Hooker Furniture Corporation - Press Release

January 18, 2005

TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2004	November 30, 2003
Assets
Current assets
Cash and cash equivalents	$9,230	$14,859
Trade accounts receivable, less allowance for doubtful accounts of $1,341 and $991 on each respective date	40,960	37,601
Inventories	69,735	42,442
Prepaid expenses and other current assets	3,540	3,924
Assets held for sale	5,376

Total current assets	128,841	98,826
Property, plant and equipment, net	44,142	53,582
Goodwill	2,396	2,396
Intangible assets	4,765	4,940
Other assets	8,774	7,355

Total assets	$188,918	$167,099

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$14,930	$6,945
Accrued salaries, wages and benefits	7,090	5,476
Other accrued expenses	3,011	2,920
Current maturities of long-term debt	6,671	8,671

Total current liabilities	31,702	24,012
Long-term debt, excluding current maturities	16,495	22,166
Deferred compensation	2,775	3,094
Other long-term liabilities	1,361	1,563

Total liabilities	52,333	50,835
Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,475 shares issued and outstanding on each respective date	7,385	4,609
Unearned ESOP shares, 2,708 and 2,870 shares on each respective date	(16,927)	(17,935)
Retained earnings	146,886	131,468
Accumulated other comprehensive loss	(759)	(1,878)

Total shareholders’ equity	136,585	116,264

Total liabilities and shareholders’ equity	$188,918	$167,099

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Hooker Furniture Corporation - Press Release

January 18, 2005

TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	November 30, 2004	November 30, 2003
Cash flows from operating activities
Cash received from customers	$342,969	$311,169
Cash paid to suppliers and employees	(322,350)	(257,427)
Interest paid, net	(1,189)	(2,199)
Income taxes paid, net	(11,981)	(9,436)

Net cash provided by operating activities	7,449	42,107

Cash flows from investing activities
Purchase of property, plant and equipment	(3,702)	(3,974)
Acquisition of Bradington-Young, net of cash acquired		(22,083)
Collection on note from sale of Kernersville plant	900
Proceeds received on sale of property and equipment	181	92

Net cash used in investing activities	(2,621)	(25,965)

Cash flows from financing activities
Proceeds from long-term debt	2,000	77,319
Payments on long-term debt	(9,671)	(75,258)
Payment to terminate interest rate swap agreements		(3,205)
Cash dividends paid	(2,786)	(2,455)

Net cash used in financing activities	(10,457)	(3,599)

Net increase (decrease) in cash and cash equivalents	(5,629)	12,543
Cash and cash equivalents at beginning of year	14,859	2,316

Cash and cash equivalents at end of year	$9,230	$14,859

Reconciliation of net income to net cash provided by operating activities:
Net income	$18,204	$14,710
Depreciation and amortization	7,422	8,724
Non-cash ESOP cost	3,784	2,910
Restructuring and related asset impairment charges	1,604	1,470
Gain on disposal of property	(27)	(85)
Provision for doubtful accounts	1,066	1,148
Provision for deferred income taxes	41	2,300
Changes in assets and liabilities, net of effects of acquisition:
Trade receivables	(4,425)	584
Inventories	(27,333)	18,641
Prepaid expenses and other assets	(720)	(1,250)
Trade accounts payable	7,985	(448)
Accrued salaries, wages and benefits	647	(2,596)
Accrued income taxes	(308)	(2,861)
Other accrued expenses	1,103	(1,704)
Other long-term liabilities	(1,594)	564

Net cash provided by operating activities	$7,449	$42,107